EXHIBIT 10.1

AGREEMENT

The Yahoo! Store service (“Yahoo! Store” or the “Service”), owned and operated by Yahoo! Inc. (Yahoo!), is provided to you (“you” or “Merchant”) under the terms and conditions of this Yahoo! Store Merchant Service Agreement and any amendments thereto and any operating rules or policies (collectively, the “YMSA” or “Agreement”). Yahoo! reserves the right, in its sole discretion, to change, modify, add or remove all or part of the YMSA at any time. Merchant will receive notice of such changes and/or modifications pursuant to Section 14 regarding notices.

1.1 By accepting the terms and conditions of the YMSA, Merchant (a) represents and warrants that he or she is 18 years old or older; (b) agrees to provide true, accurate, current and complete information about Merchant as prompted by the Account Registration Form; and (c) agrees to maintain and update this information to keep it true, accurate, current and complete. If any information provided by Merchant is untrue, inaccurate, not current or incomplete, Yahoo! has the right to terminate Merchant’s account and refuse any and all current or future use of the Service.

1.2 BY COMPLETING THE ACCOUNT REGISTRATION PROCESS AND CLICKING THE “I ACCEPT” BUTTON, YOU AGREE TO BE BOUND BY THE YMSA. Nothing in this agreement obligates Yahoo! or the Service to list, link to, accept or otherwise host any online store anywhere on the Yahoo! site. If these terms and conditions or any future changes are unacceptable to you, you may cancel your account pursuant to Section 6.2 regarding non-renewal of service.

2.0 DESCRIPTION OF YAHOO! STORE SERVICE. Yahoo! hosts interactive online stores (“Store”) on the World Wide Web and may provide Merchants with, among other things, (i) access to its Yahoo! Store Software (“Software”) to facilitate the creation and maintenance of Stores for the sale of goods and services; and (ii) the listing of such Stores in the Yahoo! Store Listings located at stores.yahoo.com (“Online Store Services”).

3.0 MERCHANT’S OBLIGATIONS

3.1 Merchant acknowledges and agrees that it shall be responsible for all goods and services offered at Merchant’s Store, all materials used or displayed at the Store, and all acts or omissions that occur at the Store or in connection with Merchant’s account or password. Certain Stores may be subject to additional requirements.

3.1.1 Merchant agrees to display in the Store Merchant’s contact information, including but not limited to Merchant’s company name, address, telephone number, fax number and e-mail address. Merchant also agrees to update such information to keep it true, accurate, current and complete.

3.1.2 Merchant agrees that any and all press releases and other public announcements related to this Agreement and subsequent transactions between Yahoo and Merchant, including the method and timing of such announcements, must be approved in advance by Yahoo in writing. Yahoo reserves the right to withhold approval of any public announcement in its sole discretion. Without limitation, any breach of Merchant’s obligation regarding public announcements shall be a material breach of the YMSA.

3.1.3 Merchant represents and warrants that it has full power and authority under all relevant laws and regulations:

* to offer and sell the goods and services offered at the Store, including but not limited to holding all necessary licenses from all necessary jurisdictions to engage in the advertising and sale of the goods or services offered at the Store;

* to copy and display the materials used or displayed at the Store; and,

* to provide for credit card payment and delivery of goods or services as specified at the Store.

3.1.4 Merchant represents and warrants that it will not engage in any activities:

* that constitute or encourage a violation of any applicable law or regulation, including but not limited to the sale of illegal goods or the violation of export control or obscenity laws;

* that defame, impersonate or invade the privacy of any third party or entity;

* that infringe the rights of any third party, including but not limited to the intellectual property, business, contractual, or fiduciary rights of others; and,

* that are in any way connected with the transmission of “junk mail” “spam” or the unsolicited mass distribution of e-mail, or with any unethical marketing practices.

3.2 Yahoo! reserves the right to refuse to host or continue to host any Store which it believes, in its sole discretion: (1) offers for sale goods or services, or uses or displays materials, that are illegal, obscene, vulgar, offensive, dangerous, or are otherwise inappropriate; (2) has substantially changed its Store from the time it was accepted; (3) has received a significant number of complaints for failing to be reasonably accessible to customers or timely fulfill customer orders; (4) has become the subject of a government complaint or investigation; or (5) has violated or threatens to violate the letter or spirit of the YMSA.

4.0 PROPRIETARY RIGHTS

4.1 Software License. Yahoo! hereby grants Merchant a non-exclusive, non-transferable license to use the Software in object code form only on a server controlled by Yahoo! for the sole purpose of creating and maintaining Stores on such server. Merchant is not being granted any right to copy the Software or to use it on computers other than a server controlled by Yahoo!. Merchant may not use Web pages or parts of Web pages generated by means of the Software, other than content that originates from and is proprietary to Merchant, on any server other than the servers controlled by Yahoo! without Yahoo!’s express written agreement. Merchant also acknowledges and agrees that the Software is intended for access and use by means of web browsing software, and that Yahoo! does not commit to support any particular browsing platform. Yahoo! reserves the right at any time to revise and modify the Software, release subsequent versions thereof and to alter features, specifications, capabilities, functions, and other characteristics of the Software, without notice to Merchant. If any revision or modification to the Software materially changes Merchant’s ability to conduct business, Merchant’s sole remedy is to terminate the YMSA pursuant to Section 6.2 regarding non-renewal of service.

4.2 Yahoo! Intellectual Property. Merchant acknowledges and agrees that content available from Yahoo! or the Service, including but not limited to text, software, music, sound, logos, trademarks, service marks, photographs, graphics, or video, is protected by copyright, trademark, patent, or other proprietary rights and laws, and may not be used in any manner other than as specified in Section 4.1 above.

4.3 Merchant’s Property. Merchant agrees that by using the Service, Merchant grants Yahoo!, and its successors and assigns, a non-exclusive, worldwide, royalty-free, perpetual, non-revocable license under Merchant’s copyrights and other intellectual property rights, if any, in all material and content displayed in Merchant’s Store to use, distribute, display, reproduce, and create derivative works from such material in any and all media and display in any manner and on any Yahoo! property the results of search queries and comparisons conducted on Yahoo!, including, without limitation, searches conducted on Yahoo! Shopping and the Service. Merchant also grants Yahoo! the right to maintain such content on Yahoo!’s servers during the term of the YMSA and to authorize the downloading and printing of such material, or any portion thereof, by endusers for their personal use.

4.4 Unauthorized Access. Merchant shall not attempt to gain unauthorized access to any servers controlled by Yahoo!.

5.0 FEES

5.1 Hosting Fee. Merchant shall pay to Yahoo! a monthly hosting fee in the amount of $49.95, with the first payment due on the Start Date (as defined in Section 6.1) and subsequent payments due on a monthly basis from the Start Date (e.g., if the Start Date were September 10, then payments of the hosting fee would be due on the 10th day of every month thereafter). Yahoo! may, but has no obligation to, make available, one or more special discount offerings on the hosting fee. Any such special offerings will revert to the non-discounted and then-current price at the end of the term and will continue unless separately cancelled.

If Merchant was offered and signed up for a free 30-day trial on hosting fees, no hosting fees will be charged during the first 30 days. Once Merchant’s Store is open for business, Merchant is responsible for all transaction, insertion, revenue share, and other fees incurred during and after the 30-day trial. If Merchant cancels before the Store is open for business and during the 30-day trial, Merchant will not be charged any fees.

If Merchant was offered and signed up for a special offer to buy one month of hosting, get one month of hosting free, following the expiration of the 30-day trial, if applicable, Merchant’s credit card will be charged for one month of hosting, and not charged for the second month of hosting. Thereafter, Merchant’s hosting plan will auto-renew every month at the then-current rate.

If Merchant was offered and signed up for a special offer to buy 6 months of hosting, get one month of hosting free, following the expiration of the 30-day trial, if applicable, Merchant’s credit card will be charged for 6 months of hosting, and not charged for one month of hosting after such 6 month period. Thereafter, Merchant’s hosting plan will auto-renew every month at the then-current rate.

If Merchant was offered and signed up for a special offer to buy 12 months of hosting, get 2 months of hosting free, following the expiration of the 30-day trial, if applicable, Merchant’s credit card will be charged for 12 months of hosting, and not charged for 2 consecutive months of hosting after such 12 month period. Thereafter, Merchant’s hosting plan will auto-renew every month at the then-current rate.

Multiple offers cannot be used simultaneously. Merchant is responsible for all other applicable fees incurred during any special offer period. Merchant must provide all required information (including billing information) before the specified deadline to be eligible for any special offer. Existing subscribers are not eligible for special offers, unless specifically stated otherwise in writing. All discounts are non-transferable, and terminate upon the termination or cancellation of the Service. Yahoo! will not alert Merchant when the discount terminates or expires.

5.2 Insertion Fee. Merchant shall pay to Yahoo! a monthly insertion fee in the amount of $0.10 for every product available from Merchant’s Store, based on the daily average number of products available from Merchant’s Store during the applicable calendar month and prorated by the number of days in the applicable calendar month that Merchant restricts its Store from accepting orders, with payments due on the 6th day of the month after the applicable calendar month (e.g., if the daily average number of products for the month of September were 100, and Merchant were to close its Store for 4 days over the Labor Day holiday, then Merchant would pay a listing fee in the amount of $8.66 on October 6).

5.3 Transaction Fee. Merchant shall pay to Yahoo! a monthly transaction fee equal to 0.5% of Total Revenue, with payments due on the 6th day of the month after the calendar month to which the transaction fee applies. “Total Revenue” means the total dollar amount, excluding shipping and handling charges and any applicable taxes, of all transactions conducted through Merchant’s Store.

5.4 Revenue Share Fee. Merchant shall pay to Yahoo! a monthly revenue share fee equal to 3.5% of Network Revenue, with payments due on the 6th day of the month after the calendar month to which the revenue share fee applies. “Network Revenue” means that portion of Total Revenue generated from transactions conducted through Merchant’s Store that originate from Yahoo!’s network of properties (e.g., a hypertext link within Yahoo!’s main directory that permits users to navigate directly to Merchant’s Store). Yahoo! shall identify these transactions by, among other things, placing a 30-day cookie within the user’s Internet browser at the time that the user navigates to Merchant’s Store directly from a page within the yahoo.com domain. For clarity,

Yahoo! is not obligated under the YMSA to place links within Yahoo!’s network of properties that drive traffic to Merchant’s Store.

5.5 Reconciliation and Auditing for Transaction Fees and Revenue Share Fees. With respect to the fees set forth in Sections 5.3 and 5.4, Merchant shall be entitled to identify, and exclude from Total Revenue and Network Revenue, those transactions conducted through Merchant’s Store that are cancelled or for which no products are shipped to the purchaser (“Excluded Transactions”), except that Merchant must identify a transaction as an Excluded Transaction within 90 days from the date on which the transaction was originally conducted. Yahoo! shall be entitled to audit, at a mutually agreed upon time during normal business hours, those Merchant records relating to Excluded Transactions and otherwise to investigate Excluded Transactions, which might include contacting the purchaser to confirm that the transaction at issue is an Excluded Transaction.

5.6 Mechanics. All fees are cumulative and payable in U.S. dollars. Yahoo shall calculate all fees and, in its discretion and on the applicable due date set forth herein, either (a) charge payments to the credit card number given to Yahoo! at the time of registration or to any other credit card number that Merchant so designates, or (b) invoice payments to be paid by Merchant within ten (10) days after the invoice date. Late payments shall bear interest at the rate of one percent (1%) per month (or the highest rate permitted by law, if less). In the event of any failure by Merchant to make payment, Merchant shall be responsible for all reasonable expenses (including attorneys’ fees) incurred by Yahoo! in collecting such amounts. Yahoo! may, upon 30 days prior notice to Merchant, alter its fees under the YMSA. Merchant will be charged for any extra fee features Merchant subscribes to or uses during that period’s billing cycle. All such fees and charges are payable in accordance with payment terms in effect at the time the fee or charge becomes payable.

5.7 No Refunds or Credits. Upon cancellation or termination of the Service, Merchant will not receive a refund for any charges or fees associated with the Service.

6.0 TERMS

6.1 Term. The term of the YMSA shall be 30 days commencing on the date that Merchant opens an account for Merchant’s Store (the “Start Date”). If Merchant is participating in the 30-day trial, and opens an account for Merchant’s store prior to the expiration of the 30-day trial, the Start Date will commence on the day after the 30-day trial expires. The term shall automatically renew for successive monthly periods at renewal rates applicable at the time, unless notice of non-renewal is provided in accordance with Section 6.2, below; provided, however, that to qualify for each renewal Merchant must at the time of renewal be in substantial compliance with the material terms and conditions of the YMSA. Yahoo! shall have the right, but not the obligation, to review any Store for compliance with the YMSA as part of the renewal process, or at any time.

6.2 Non-Renewal. Either party, in its sole and absolute discretion, may give notice of nonrenewal with or without cause and without stating any reason therefor. Any notice of nonrenewal must be given at least five (5) days prior to the end of the current monthly period in order for the YMSA to expire on the last day of that monthly period; otherwise, the YMSA will expire on the last day of the following monthly period (e.g., if the Start Date were September 10, and Merchant were to provide Yahoo! with notice of nonrenewal on October 7, then the YMSA would expire on November 10). All notices under this Section 6.2 must be given in the manner described in Section 14 regarding notice.

7.0 TERMINATION

7.1 Termination. Either party may terminate the YMSA on thirty (30) days notice if the other party has materially breached or is otherwise not in compliance with any provision of the YMSA, and such breach or noncompliance is not cured within such thirty (30) day period. Yahoo! reserves the right to immediately suspend any customer access to the Store until such breach or noncompliance is cured.

7.2 Termination for Illegal or Other Activity. Notwithstanding the foregoing, Yahoo! may, but has no duty to, immediately terminate Merchant and remove it from Yahoo! servers if Yahoo! in its sole discretion concludes that Merchant is engaged in illegal activities or the sale of illegal or harmful goods or services, or is engaged in activities or sales that may damage the rights of Yahoo! or others. Any termination under this Section 7.2 shall take effect immediately and Merchant expressly agrees that it shall not have any opportunity to cure.

7.3 Waiver. Merchant expressly waives any statutory or other legal protection in conflict with the provisions of this Section 7.

7.4 Deletion of Information. Upon termination, Yahoo! reserves the right to delete from its servers any and all information contained in Merchant’s account, including but not limited to order processing information, mailing lists, and any Web pages generated by the Software.

7.5 Survival. The provisions of Section 4 (Proprietary Rights), Section 8.1 (Merchant Information), Section 10 (Indemnity), and Section 11 (Disclaimer of Warranties and Liabilities) of this Agreement shall survive any termination of the Agreement.

8.0 MERCHANT PRIVACY

8.1 Merchant Information. Yahoo! maintains information about Merchant and the Store on Yahoo! servers, including but not limited to Merchant’s account registration information, Merchant’s customer order information, sales information, and clickstream data (“Merchant Information”). Merchant grants to Yahoo! a non-exclusive, worldwide, royalty-free, perpetual license to use Merchant Information in aggregate form (i.e., in a form that is not individually attributable to the Merchant) for research, marketing and other promotional purposes.

8.1.1 Merchant agrees that Yahoo! may disclose Merchant Information in the good faith belief that such action is reasonably necessary: (a) to comply with the law; (b) to comply with legal process; (c) to enforce the YMSA; (d) to respond to claims that the Merchant or Store is engaged in activities that violate the rights of third parties; or (e) to protect the rights or interests of Yahoo!, Yahoo! Store or others; provided, however, that nothing in this section shall impose a duty on Yahoo! to make any such disclosures.

8.1.2 Merchant agrees that Yahoo! may delete customer credit card information from Yahoo! servers 14 days after Merchant retrieves such information, and may delete all other Merchant Information from Yahoo! servers at the end of each calendar year.

8.2 Password. Merchant shall receive a password from Yahoo! to provide access to and use of the Software and Online Store Services. Merchant is entirely responsible for any and all activities which occur under Merchant’s account and password. Merchant agrees to keep its password confidential, to allow no other person or company to use its account, and to notify Yahoo! promptly if Merchant has any reason to believe that the security of its account has been compromised.

8.3 Technical Access. Merchant acknowledges and agrees that technical processing of Merchant Information is and may be required: (a) for the Service to function; (b) to conform to the technical requirements of connecting networks; (c) to conform to the technical requirements of the Service; or (d) to conform to other, similar technical requirements. Merchant also acknowledges and agrees that Yahoo! may access Merchant’s account and its contents as necessary to identify or resolve technical problems or respond to complaints about the Service.

8.4 Merchant Privacy Policy. Merchant agrees (a) to post a privacy policy in its Merchant Store that, at a minimum, discloses any and all uses of personal information collected from users by Merchant; (b) to include in Merchant’s privacy policy a paragraph provided or approved by Yahoo! that describes Yahoo!’s collection and use of Merchant’s customer information, (c) to provide a hypertext link to Merchant’s privacy policy on the home page of the Merchant Store and on all pages where Merchant collects personal information from users, including but not limited to all check out pages; and (d) to use personal information only as expressly permitted by Merchant’s privacy policy.

9.0 MAINTENANCE AND SUPPORT

9.1 Merchant can obtain assistance with any technical difficulty that may arise in connection with Merchant’s utilization of the Software or Online Store Services by requesting assistance by email to store-support@yahoo-inc.com. Yahoo! reserves the right to establish limitations on the extent of such support, and the hours at which it is available.

9.2 Merchant is responsible for obtaining and maintaining all telephone, computer hardware and other equipment needed for its access to and use of the Software and Online Store Services and Merchant shall be responsible for all charges related thereto.

10.0 INDEMNITY

Merchant agrees to indemnify and hold harmless Yahoo!, and its parents, subsidiaries, affiliates, officers, directors, shareholders, employees and agents, from any claim or demand, including reasonable attorneys fees, made by any third party due to or arising out of Merchant’s conduct, Merchant’s use of the Service, the goods or services offered at Merchant’s Store, any alleged violation of the YMSA, or any alleged violation of any rights of another, including but not limited to Merchant’s use of any content, trademarks, service marks, trade names, copyrighted or patented material, or other intellectual property used in connection with Merchant’s Store.

Yahoo! reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by Merchant, but doing so shall not excuse Merchant’s indemnity obligations.

11.0 DISCLAIMER OF WARRANTIES AND LIABILITIES

THE SERVICE AND SOFTWARE ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. NEITHER THIS AGREEMENT OR ANY DOCUMENTATION FURNISHED UNDER IT IS INTENDED TO EXPRESS OR IMPLY ANY WARRANTY THAT THE ONLINE STORE SERVICES WILL BE UNINTERRUPTED, TIMELY OR ERROR-FREE OR THAT THE SOFTWARE WILL PROVIDE UNINTERRUPTED, TIMELY OR ERROR FREE SERVICE. THE SECURITY MECHANISM INCORPORATED IN THE SOFTWARE HAS INHERENT LIMITATIONS AND MERCHANT MUST DETERMINE THAT THE SOFTWARE ADEQUATELY MEETS ITS REQUIREMENTS. MERCHANT ACKNOWLEDGES AND AGREES THAT ANY MATERIAL AND/OR DATA DOWNLOADED OR OTHERWISE OBTAINED THROUGH THE USE OF THE SERVICE IS DONE AT ITS OWN DISCRETION AND RISK AND THAT MERCHANT WILL BE SOLELY RESPONSIBLE FOR ANY DAMAGES TO ITS COMPUTER SYSTEM OR LOSS OF DATA THAT RESULTS FROM THE DOWNLOAD OF SUCH MATERIAL AND/OR DATA. YAHOO!, AND ITS PARENTS, SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, SHALL NOT BE LIABLE, UNDER ANY CIRCUMSTANCES OR LEGAL THEORIES WHATSOEVER, FOR ANY LOSS OF BUSINESS, PROFITS OR GOODWILL, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, EVEN IF YAHOO! IS AWARE OF THE RISK OF SUCH DAMAGES, THAT RESULT IN ANY WAY FROM MERCHANT’S USE OR INABILITY TO USE THE ONLINE STORE SERVICES OR THE SOFTWARE, OR THAT RESULT FROM ERRORS, DEFECTS, OMISSIONS, DELAYS IN OPERATION OR TRANSMISSION, OR ANY OTHER FAILURE OF PERFORMANCE OF THE ONLINE STORE SERVICES OR THE SOFTWARE. YAHOO!’S LIABILITY TO MERCHANT SHALL NOT, FOR ANY REASON, EXCEED THE AGGREGATE PAYMENTS ACTUALLY MADE BY MERCHANT TO YAHOO! OVER THE COURSE OF THE EXISTING TERM. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES OR LIABILITIES, SO SOME OF THE ABOVE EXCLUSIONS MAY NOT APPLY TO YOU.

12.0 NO RESALE OR ASSIGNMENT OF SERVICE

Merchant agrees not to resell or assign or otherwise transfer its rights or obligations under the YMSA without the express written authorization of Yahoo!.

13.0 FORCE MAJEURE

Neither party shall be liable to the other for any delay or failure in performance under the YMSA resulting directly or indirectly from acts of nature or causes beyond its reasonable control.

14.0 NOTICES

Any notices or communications under the YMSA shall be by electronic mail or in writing and shall be deemed delivered upon receipt to the party to whom such communication is directed, at the addresses specified below. If to Yahoo!, such notices shall be addressed to store-sales@yahoo-inc.com or 701 First Avenue, Sunnyvale, CA 94089, USA. If to Merchant, such notices shall be addressed to the electronic or mailing address specified when Merchant opens an account with Yahoo! Store, or such other address as either party may give the other by notice as provided above.

15.0 ENTIRE AGREEMENT

The YMSA constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, writings and all other communications between the parties.

16.0 GENERAL

The YMSA and the relationship between Merchant and Yahoo! shall be governed by the laws of the state of California without regard to its conflict of law provisions. Merchant and Yahoo! agree to submit to the personal and exclusive jurisdiction of the Superior Court of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California. Yahoo!’s failure to exercise or enforce any right or provision of the YMSA shall not constitute a waiver of such right or provision. If any provision of the YMSA is found by a court of competent jurisdiction to be invalid, the parties nevertheless agree that the court should endeavor to give effect to the parties intentions as reflected in the provision, and agree that the other provisions of the YMSA remain in full force and effect. Merchant agrees that regardless of any statute or law to the contrary, any claim or cause of action arising out of or related to use of the Service or the YMSA must be filed within one (1) year after such claim or cause of action arose, or be forever barred. The section titles in the YMSA are for convenience only and have no legal or contractual effect.

17.0 ADDITIONAL CONSIDERATIONS FOR YAHOO! SHOPPING.

17.1 Eligibility for Yahoo! Shopping. In order to become eligible for discretionary placement with Yahoo! Shopping, Merchant agrees to the following: (a) Merchant will comply with the Yahoo! Shopping Merchant Guidelines, currently located at http://shopping.yahoo.com/store/shoppingguidelines.html; and (b) Merchant grants to Yahoo! a non-exclusive, worldwide, royalty-free license to modify certain pages within the Merchant’s Store solely for purpose of implementing features and functionality of Yahoo! Shopping that, in Yahoo!’s reasonable discretion, either facilitate transactions or promote Yahoo! Shopping or Yahoo! generally (e.g., integration of Yahoo! Wallet into the check-out process within Merchant’s Store).

17.2 Discretionary Placement within Yahoo! Shopping. Subject to Section 17.1 above, Yahoo! will consider Merchant for discretionary placement within Yahoo! Shopping, which might include a Merchant listing in the following areas: (a) http://shopping.yahoo.com; or (b) contextually relevant search results pages. Yahoo! will be entitled to revoke any discretionary placement at any time in its sole discretion.